GANNETT WELSH & KOTLER INVESTMENT TRUST

             Amendment No. 1 to Agreement and Declaration of Trust (Change of Name to The Gannett Welsh & Kotler Funds)

         The undersigned hereby certifies that she is the duly elected Assistant Secretary of Gannett Welsh & Kotler Investment Trust and that pursuant to Section 7.3 of the Agreement and Declaration of Trust dated April 24, 1996 the Trustees, by means of an instrument in writing signed as of September 23, 1996 by a majority of such

Trustees, adopted the following resolutions:

         "RESOLVED, that the name of Gannett Welsh & Kotler Investment Trust be changed to The Gannett Welsh & Kotler Funds; and

         FURTHER RESOLVED, that the Trust's Agreement and Declaration of Trust and other Trust documents and records, as necessary or appropriate, be amended to reflect the change in name of the Trust; and

         FURTHER RESOLVED, that the officers of the Trust are hereby authorized to take such further actions as necessary to effect the purpose of these resolutions."

         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Agreement and Declaration of Trust, that said Amendment is to be effective September 24, 1996 and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of this Agreement.

         Witness my hand this 23rd day of September, 1996.

                                                        /s/ Tina D. Hosking

                                                        Tina D. Hosking,
                                                        Assistant Secretary


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